The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234076

Subject to Completion, Dated October 3, 2019

Preliminary Prospectus Supplement
(To Prospectus dated October 3, 2019)

$250,000,000

TerraForm Power, Inc.

Class A Common Stock

We are selling              shares of our Class A common stock (our “common stock”) by means of this prospectus supplement and the accompanying prospectus. As of September 30, 2019, affiliates of our sponsor, Brookfield Asset Management Inc., held approximately 65% of our common stock. Subject to the completion of this offering and the receipt of applicable regulatory approvals (if any), Brookfield (as defined herein) will purchase from us in a concurrent private placement $50 million of shares of our common stock at a price per share equal to the price paid to us by the underwriters in this offering. After giving effect to this offering and the concurrent private placement, Brookfield is expected to hold approximately          % of our common stock. See “Concurrent Private Placement to Brookfield.”

Our common stock trades on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “TERP.” On October 3, 2019, the last reported sale price of our common stock was $17.20 per share.

See “Risk Factors” on page S-6 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase our common stock from us at a price of $        per share, which will result in approximately $        million of proceeds to us, before expenses. The underwriters may offer our common stock in transactions on Nasdaq, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

The underwriters have the option to purchase up to an additional           shares from us for a period of 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares to purchasers on or about                , 2019.

Sole Book-Running Manager

RBC Capital Markets

The date of this prospectus supplement is             , 2019.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context provides otherwise, references herein to “Brookfield” and “Sponsor” refer to Brookfield Asset Management Inc., together with, where applicable, its consolidated subsidiaries and its affiliates (except for TerraForm Power, Inc. and its consolidated subsidiaries) and “we,” “our,” “us,” “our company,” “the Company” and “TerraForm Power” refer to TerraForm Power, Inc., together with, where applicable, its consolidated subsidiaries. All references herein to “underwriters” refer to RBC Capital Markets, LLC, as sole book-running manager.

S-i

Industry and Market Data

This prospectus supplement, the accompanying prospectus and any free writing prospectus may include or incorporate by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. Although we believe that the third-party sources referred to in this prospectus supplement, accompanying prospectus and any free writing prospectus are reliable and the information generated internally is accurate, neither we nor the underwriters have independently verified any of the information from third-party sources. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement, the accompanying prospectus and our public filings with the SEC.

As used in this prospectus supplement and the accompanying prospectus, all references to watts (e.g., Megawatts, Gigawatts, MW, GW, etc.) refer to measurements of direct current (DC) with respect to solar generation assets, and measurements of alternating current (AC) with respect to wind generation assets.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before making a decision to invest in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision, especially the risks of investing in our common stock discussed under “Risk Factors” herein and therein and our consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

About TerraForm Power

TerraForm Power acquires, owns and operates solar and wind assets in North America and Western Europe. As of September 30, 2019, we were the owner and operator of a 4,070 MW diversified portfolio of high-quality solar and wind assets underpinned by long-term contracts. Significant diversity across technologies and locations coupled with contracts across a large, diverse group of creditworthy counterparties significantly reduces the impact of resource variability on cash available for distribution and limits our exposure to any individual counterparty. We are sponsored by Brookfield, a leading global alternative asset manager with over $500 billion in assets under management. As of September 30, 2019, Brookfield held approximately 65% of TerraForm Power’s common stock. After giving effect to this offering and the concurrent private placement, Brookfield is expected to hold approximately          % of our common stock.

TerraForm Power’s objective is to deliver an attractive risk-adjusted return to its stockholders. We expect to generate this total return with a regular dividend, which we intend to grow at 5 to 8% per annum, that is backed by stable cash flows.

TerraForm Power, Inc. is a holding company and its primary asset is an equity interest in TerraForm Power, LLC (“Terra LLC”). TerraForm Power, Inc. is the managing member of Terra LLC and operates, controls and consolidates the business affairs of Terra LLC.

Recent Developments

Purchase of a Portfolio from AltaGas

On September 26, 2019, TerraForm Arcadia Holdings, LLC, a Delaware limited liability company and our wholly-owned subsidiary, completed the acquisition of an approximately 320 MW solar distributed generation portfolio in the United States from subsidiaries of AltaGas Ltd., a Canadian corporation.

Optimizing our Capital Structure

We are currently conducting a process to amend, extend and upsize the credit facility under TerraForm Power Operating, LLC’s senior secured revolving credit agreement, dated as of October 17, 2017 (as amended to the date of this prospectus supplement, the “Revolver”). The Revolver currently provides for aggregate lending commitments of up to $600 million which mature on October 5, 2023. The proposed amendment to the Revolver includes, among other things, an increase of the aggregate lending commitments to up to $800 million by joining additional lenders, extending the maturity date by one year to October 5, 2024, and providing for the ability to further increase the lending commitments by an additional $150 million.

We continue to explore alternatives to optimize our capital structure, including in light of our leverage levels and debt maturities, and may opportunistically incur additional indebtedness.

Corporate Information

Our principal executive offices are located at 200 Liberty Street, 14th Floor, New York, New York 10281, and our telephone number is 646-992-2400. Our website address is www.terraformpower.com. Information contained on our website is not incorporated by reference in this prospectus supplement, accompanying prospectus or any other report or document we file with or furnish to the SEC and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer
TerraForm Power, Inc.
Shares of common stock offered hereby
          shares (or           shares, if the underwriters exercise in full their option to purchase additional shares) of our common stock.
Option to purchase additional shares of our common stock
We have granted the underwriters an option to purchase up to an additional           shares of our common stock within 30 days of the date of this prospectus supplement.
Concurrent private placement
Subject to the completion of this offering and the receipt of applicable regulatory approvals (if any), our Sponsor will purchase from us in a concurrent private placement $50 million of shares of our common stock at a price per share equal to the price paid to us by the underwriters in this offering. We refer to this purchase in this prospectus supplement as the “concurrent private placement.” The shares of our common stock purchased by our Sponsor in the concurrent private placement will not be registered in this offering and will be subject to a registration rights agreement, dated October 16, 2017, as supplemented from time to time (the “Registration Rights Agreement”), between us and our Sponsor, and, together with other common stock held by our Sponsor, a lock-up agreement with the underwriters for a period of up to 60 days after the date of this prospectus supplement. See “Underwriting” and “Concurrent Private Placement to Brookfield.”
Shares of common stock outstanding after this offering and the concurrent private placement
          shares of our common stock (or           shares, if the underwriters exercise in full their option to purchase additional shares of our common stock).
Use of proceeds
We estimate that the net proceeds from the sale of our common stock in this offering and the concurrent private placement will be approximately $            million (or $            million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the estimated expenses of this offering and the concurrent private placement. We intend to use the net proceeds from the sale of our common stock in this offering and the concurrent private placement for working capital and general corporate purposes. The concurrent private placement is subject to the completion of this offering and the receipt of applicable regulatory approvals (if any).
Dividend policy
Our goal is to pay dividends to our stockholders that are sustainable on a long-term basis while retaining within our operations sufficient liquidity for recurring growth capital expenditures and general purposes. We expect to generate this return with a regular dividend, which we intend to grow at 5 to 8% per annum, that is supported by a target payout ratio of 80 to 85% of cash available for distribution and our stable cash flows. See “Dividend Policy.”
Risk factors
In evaluating an investment in our common stock, prospective investors should carefully consider the risk factors and other cautionary statements contained in this prospectus supplement, including those described under “Risk Factors” on page S-6, as well as the risk factors described in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, along with the other information incorporated by reference in this prospectus supplement.

Certain U.S. Federal income tax considerations for non-U.S. holders
For a discussion of certain U.S. Federal income tax considerations that may be relevant to prospective investors who are non-U.S. holders (as defined herein), please read “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders.”
FERC-related purchase restrictions
Except to the extent authorized by the Federal Energy Regulatory Commission pursuant to Section 203 of the Federal Power Act (the “FPA”), a purchaser of our common stock in this offering will not be permitted to acquire (i) an amount of our common stock that, after giving effect to such acquisition, would allow such purchaser, together with its affiliates or associate companies (as understood for purposes of Section 203 of the FPA) to exercise, directly or indirectly, 10% or more of the total voting power of the outstanding shares of our common stock, or (ii) an amount of our common stock as otherwise determined by our board of directors (our “Board”) sufficient to allow such purchaser, together with its affiliates, to exercise control over our company.
Listing
Our common stock is listed on Nasdaq under the symbol “TERP.”
Controlled company exemption
As of September 30, 2019, our Sponsor held approximately 65% of our common stock, and after giving effect to this offering and the concurrent private placement, Brookfield is expected to hold approximately          % of our common stock. We are considered a “controlled company” for the purposes of the Nasdaq listing requirements. As a “controlled company,” we are permitted to opt out of the Nasdaq listing requirements that require (i) a majority of the members of our Board to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, and (iii) an annual performance evaluation of the nominating and governance and compensation committees. See “Risk Factors—Risks Related to our Relationship with Brookfield—We are a “controlled company” controlled by Brookfield, whose interest in our business may be different from ours or other holders of our Class A common stock.” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Transfer agent and registrar
Computershare Trust Company, N.A.

The number of shares of our common stock to be outstanding after this offering and the concurrent private placement is based on 209,154,985 shares of our common stock outstanding as of October 2, 2019 and excludes:

•	508,033 shares that are issued and held in treasury.

Unless otherwise indicated, all information in this prospectus supplement assumes the issuance of           shares of our common stock to our Sponsor in the concurrent private placement and no exercise by the underwriters of their option to purchase additional shares of our common stock.

Summary Historical Consolidated Financial Data

The following table shows selected historical consolidated financial data at the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The selected historical consolidated financial data as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Operating results for the periods presented below are not necessarily indicative of results that may be expected for any future periods, and operating results for the interim periods presented below are not necessarily indicative of results for the full year.

The following table should be read together with, and is qualified in its entirety by reference to, “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the accompanying notes included, as applicable, in this prospectus supplement and our reports filed with the SEC incorporated by reference in this prospectus supplement. Among other things, the historical financial statements include more detailed information regarding the basis of presentation for the information in the following table.

	For the year ended December 31,			For the six months ended June 30,
	2018	2017	2016	2019	2018
(In thousands, except per share data)				(unaudited)
Statements of Operations Data:
Operating revenues, net	$766,570	$610,471	$654,556	$480,698	$307,435
Operating costs and expenses:
Cost of operations	220,907	150,733	113,302	132,326	87,128
Cost of operations – affiliate	—	17,601	26,683	—	—
General and administrative expenses	87,722	139,874	89,995	45,219	44,149
General and administrative expenses – affiliate	16,239	13,391	14,666	11,323	7,497
Acquisition costs	7,721	—	2,743	475	5,957
Acquisition costs – affiliate	6,925	—	—	—	6,630
Impairment of goodwill	—	—	55,874	—	—
Impairment of renewable energy facilities	15,240	1,429	18,951	—	15,240
Depreciation, accretion and amortization expense	341,837	246,720	243,365	207,323	135,584
Total operating costs and expenses	696,591	569,748	565,579	396,666	302,185
Operating income	69,979	40,723	88,977	84,032	5,250
Other expenses (income):
Interest expense, net	249,211	262,003	310,336	157,328	104,446
Loss (gain) on extinguishment of debt, net	1,480	81,099	1,079	(5,543)	—
Gain on sale of renewable energy facilities	—	(37,116)	—	—	—
(Gain) loss on foreign currency exchange, net	(10,993)	(6,061)	13,021	(15,192)	(1,187)
Loss on investments and receivables – affiliate	—	1,759	3,336	—	—
Other (income) expenses, net	(4,102)	(5,017)	2,218	(1,195)	2,512
Total other expenses, net	235,596	296,667	329,990	135,398	105,771
Loss before income tax (benefit) expense	(165,617)	(255,944)	(241,013)	(51,366)	(100,521)
Income tax (benefit) expense	(12,290)	(19,641)	2,734	1,518	3,404
Net loss	$(153,327)	$(236,303)	$(243,747)	$(52,884)	$(103,925)
Net income (loss) attributable to Class A common stockholders	$12,380	$(160,154)	$(123,511)	$(12,222)	$61,459

	For the year ended December 31,			For the six months ended June 30,
	2018	2017	2016	2019	2018
(In thousands, except per share data)				(unaudited)
Basic and diluted earnings (loss) per Class A common share	0.07	(1.61)	(1.40)	(0.06)	0.40
Dividends declared per Class A common share	0.76	1.94	—	0.4028	0.38
	As of December 31,			As of June 30,
	2018	2017	2016	2019	2018
(In thousands)				(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$248,524	$128,087	$565,333	$204,148	$339,209
Restricted cash(1)	144,285	96,700	117,504	113,371	176,876
Renewable energy facilities, net	6,470,026	4,801,925	4,993,251	6,564,873	6,634,926
Long-term debt(1)	5,761,845	3,598,800	3,950,914	5,601,562	5,961,116
Total assets	9,330,354	6,387,021	7,705,865	9,277,094	9,700,825
Total liabilities	6,561,937	3,964,649	4,810,396	6,675,583	6,727,578
Redeemable non-controlling interests	33,495	34,660	165,975	33,344	86,549
Total stockholders’ equity	2,734,922	2,387,712	2,729,494	2,568,167	2,886,698
(1)	Includes the current portion.

RISK FACTORS

An investment in our common stock involves a high degree of risk. See the risk factors described in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our Quarterly Report for the quarterly period ended June 30, 2019 and those contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These risks could materially affect our business, financial condition or results of operations and cause the value of our securities, including our common stock, to decline. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or generally. You could lose all or part of your investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution, dividend growth, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, the expected number or price of shares of common stock to be sold in this offering and the concurrent private placement, the contemplated timing thereof and the intended use of proceeds therefrom, or descriptions of assumptions underlying any of the above. Forward-looking statements provide our current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although we believe our expectations and assumptions are reasonable, we can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are listed below and further described under the section entitled “Risk Factors,” and in the documents incorporated by reference herein:

•	risks related to weather conditions at our wind and solar assets;
•	our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire;
•	government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy;
•	our ability to compete against traditional utilities and renewable energy companies;
•	pending and future litigation;
•	our ability to successfully close the acquisitions of, and integrate the projects that we expect to acquire from, third parties, including our ability to successfully integrate our recently acquired portfolio of distributed generation assets;
•	our ability to successfully achieve expected synergies and to successfully execute on the funding plan for the acquisition of our recently acquired portfolio, including our ability to successfully close any contemplated capital recycling initiatives;
•	our ability to realize the anticipated benefits from acquisitions;
•	our ability to implement and realize the benefit of our cost and performance enhancement initiatives, including the long-term service agreements with an affiliate of General Electric, and our ability to realize the anticipated benefits from such initiatives;
•	the willingness and ability of counterparties to fulfill their obligations under offtake agreements;
•	price fluctuations, termination provisions and buyout provisions in offtake agreements;
•	risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk;
•	risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties;

•	the regulated rate of return of renewable energy facilities in our Regulated Wind and Solar segment (as described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which is incorporated by reference in this prospectus supplement), a reduction of which could have a material negative impact on our results of operations;
•	the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future;
•	operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness;
•	our ability to identify or consummate any future acquisitions, including those identified by Brookfield;
•	our ability to grow and make acquisitions with cash on hand, which may be limited by our cash dividend policy;
•	risks related to the effectiveness of our internal control over financial reporting; and
•	risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship

We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in in the documents incorporated by reference herein, as well as additional factors we may describe from time to time in our other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering and the concurrent private placement will be approximately $             million (or $          million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the estimated expenses of this offering and the concurrent private placement. We intend to use the net proceeds from the sale of our common stock in this offering and the concurrent private placement for working capital and general corporate purposes. The concurrent private placement is subject to the completion of this offering and the receipt of applicable regulatory approvals (if any).

DIVIDEND POLICY

Our goal is to pay dividends to our stockholders that are sustainable on a long-term basis while retaining within our operations sufficient liquidity for recurring growth capital expenditures and general purposes. We expect to generate this return with a regular dividend, which we intend to grow at 5 to 8% per annum, that is supported by a target payout ratio of 80 to 85% of cash available for distribution and our stable cash flows.

Future determinations to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our Board may deem relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that Significantly Affect our Results of Operations and Business—Cash Distribution Restrictions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 incorporated by reference in this prospectus supplement.

The following table shows the dividends per share of our common stock we have declared in each of the quarterly periods of our fiscal years ended December 31, 2017 and 2018, and our fiscal year 2019 to date:

	Fiscal year ended December 31,
	2017		2018	2019
First Quarter	$—		$0.19	$0.2014
Second Quarter	$—		$0.19	$0.2014
Third Quarter	$—		$0.19	$0.2014
Fourth Quarter	$1.94	(1)	$0.19
(1)	Represents a special cash dividend of $1.94 per fully diluted share that our Board declared on October 6, 2017 and was paid on October 17, 2017 to stockholders of record on October 16, 2017.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of June 30, 2019 on: (i) a historical basis and (ii) an as adjusted basis to give effect to this offering, the concurrent private placement and the use of proceeds from this offering and the concurrent private placement, as described in the section entitled “Use of Proceeds.”

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Summary—Summary Historical Consolidated Financial Data” included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended June 30, 2019, each incorporated by reference in this prospectus supplement.

	As of June 30, 2019
	Actual	As adjusted(1)
(in thousands, except share data)	(unaudited)
Cash and restricted cash(2)	$317,519	$
Long-term debt (including current portion)(3):
Revolver(4)	$190,000		$190,000
Senior Notes due 2023	500,000		500,000
Senior Notes due 2025	300,000		300,000
Senior Notes due 2028	700,000		700,000
Term Loan(5)	344,750		344,750
Non-recourse long-term debt:
Permanent financing	3,536,047		3,536,047
Financing obligations	62,780		62,780
Total long-term debt (including current portion but excluding unamortized debt, premiums, discounts and deferred financing costs)	$5,633,577		$5,633,577
Redeemable non-controlling interests	$33,344		$33,344
Stockholders’ equity:
Class A common stock, par value $0.01 per share, 1,200,000,000 shares authorized, 209,642,140 shares issued, 209,141,720 shares outstanding, actual; shares issued, shares outstanding, as adjusted	2,096
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized, none issued and outstanding, actual and as adjusted	—		—
Additional paid-in-capital	2,299,628
Accumulated deficit	(371,825)		(371,825)
Accumulated other comprehensive income (loss)	15,262		15,262
Treasury stock, 500,420 shares, actual and as adjusted	(6,712)		(6,712)
Non-controlling interests	629,718		629,718
Total stockholders’ equity	2,568,167
Total capitalization	$8,235,088	$
(1)	The concurrent private placement is subject to the completion of this offering and the receipt of applicable regulatory approvals (if any).
(2)	The amount includes non-current restricted cash of approximately $82.5 million actual and as adjusted.
(3)	Represents the debt issued by TerraForm Power Operating, LLC and guaranteed by Terra LLC and certain subsidiaries of TerraForm Power Operating, LLC other than non-recourse subsidiaries as defined in the relevant debt agreements (except for certain unencumbered non-recourse subsidiaries).
(4)	Represents the amounts outstanding under the Revolver. As of October 2, 2019, an aggregate amount of $356 million was outstanding under the Revolver. See also “Summary—Recent Developments—Optimizing our Capital Structure.”
(5)	Represents the amounts outstanding under TerraForm Power Operating, LLC’s senior secured term loan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

This section summarizes certain United States federal income tax considerations of the ownership and disposition of shares of our common stock by a non-U.S. holder. It applies to you only if you acquire your shares of our common stock in this offering and you hold the shares of our common stock as capital assets for United States federal income tax purposes. You are a “non-U.S. holder” if you are, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income regardless of its source.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this section does not address any alternative minimum tax or any U.S. federal estate, gift, Medicare or other non-income tax considerations. In addition, it does not represent a detailed description of the United States federal income tax considerations applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a bank or other financial institution, insurance company, regulated investment company, broker-dealer, tax-exempt entity, United States expatriate, pension fund, “controlled foreign corporation”, “passive foreign investment company”, person who holds their common shares as part of a straddle, hedge, conversion or other integrated transaction for U.S. federal income tax purposes, or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of holding and disposing of shares of our common stock in your particular circumstances, as well as any tax considerations that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of shares of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or
•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-United States person; and
•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Our Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of shares of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;
•	you are an individual, you hold the shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or
•	we are or have been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and your holding period for the shares of our common stock (the “relevant period”), (ii) assuming our common stock is regularly traded on an established securities market during the calendar year in which the sale occurs, you held (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period, and (iii) you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, such “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are a non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons are subject to, and fail to comply with, certain information reporting requirements.

Such payments will include United States-source dividends. Payments of dividends that you receive in respect of shares of our common stock could be affected by this withholding if you are subject to FATCA information reporting requirements and fail to comply with them or if you hold shares of our common stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). An intergovernmental agreement between the United States and your country of residence (or the country of residence of the non-United States person receiving payments on your behalf) may modify the requirements described above. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

UNDERWRITING

RBC Capital Markets, LLC is acting as sole book-running manager and has entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, RBC Capital Markets, LLC has agreed to purchase           shares of our common stock.

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional           shares. They may exercise that option for a period of 30 days after the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The underwriters have agreed to purchase the shares of our common stock from us at a price of $          per share, which will result in approximately $          million of net proceeds to us in this offering, after deducting the estimated expenses of this offering, assuming no exercise of the option to purchase additional shares of our common stock granted to the underwriters (and approximately $          million assuming full exercise of the option to purchase additional shares of our common stock granted to the underwriters).

The underwriters propose to offer the shares of our common stock offered hereby from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by them and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of our common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of our common stock for whom they may act as agents or to whom they may sell as principal.

The Company, its directors and officers, and affiliates of Brookfield which own shares of our common stock, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of RBC Capital Markets, LLC. This agreement does not apply to the sale of our common stock to our Sponsor in the concurrent private placement or to any existing employee benefit plans.

Our common stock is listed on Nasdaq under the symbol “TERP.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering will be approximately $          million. The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, with respect to this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

European Economic Area

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

This prospectus supplement has been prepared on the basis that any offer of shares in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

CONCURRENT PRIVATE PLACEMENT TO BROOKFIELD

As of September 30, 2019, our Sponsor held approximately 65% of our common stock. Subject to the completion of this offering and the receipt of applicable regulatory approvals (if any), our Sponsor will purchase from us in a concurrent private placement $50 million of shares of our common stock at a price per share equal to the price paid to us by the underwriters in this offering. After giving effect to this offering and the concurrent private placement, Brookfield is expected to hold approximately          % of our common stock. The shares of our common stock purchased by our Sponsor in the concurrent private placement will not be registered in this offering and will be subject to the Registration Rights Agreement and, together with other common stock held by our Sponsor, a lock-up agreement with the underwriters for a period of up to 60 days after the date of this prospectus supplement. See “Underwriting.”

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Milbank LLP, New York, New York.

EXPERTS

The consolidated financial statements of TerraForm Power as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power, Inc. appearing in TerraForm Power, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of TerraForm Power Inc.’s internal control over financial reporting as of December 31, 2018, excluding the internal control over financial reporting of Saeta Yield S.A., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the consolidated financial statements is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. The report on the effectiveness of TerraForm Power Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Saeta Yield S.A. from the scope of such firm’s audit of internal control over financial reporting, which conclude, among other things, that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described in such reports, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Saeta Yield, S.A. (Sociedad Unipersonal) as of December 31, 2017 and 2016 and for the years then ended have been audited by Deloitte, S.L., independent auditors, whose report thereon is incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection at the website of the SEC referred to above, as well as on our website, www.terraform.com. Information contained on our website is not incorporated by reference in this prospectus supplement, accompanying prospectus or any other report or document we file with or furnish to the SEC and does not constitute part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to our common stock covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us and our common stock in the registration statement. Any statements made in this prospectus supplement and the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference in this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K, filed with the SEC on March 15, 2019;
•	our Quarterly Reports on Form 10-Q, filed with the SEC on May 10, 2019 and August 9, 2019;
•	our Current Reports on Form 8-K, filed with the SEC on June 12, 2018 (as amended by Form 8-K/A filed on August 22, 2018), June 26, 2019, July 22, 2019, August 9, 2019, October 2, 2019 and October 3, 2019;
•	the portions of our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed on April 30, 2019, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K; and
•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 15, 2014, and any amendment or report filed for the purpose of updating such description.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement, excluding any exhibits to those documents unless such exhibits are specifically incorporated by reference herein.

You should direct requests for documents to:

TerraForm Power, Inc.
200 Liberty Street, 14th Floor
New York, New York 10281
646-992-2400

PROSPECTUS

TerraForm Power, Inc.

Class A Common Stock
Debt Securities
Preferred Stock
Warrants
Units

TerraForm Power, Inc., from time to time, may offer to sell Class A common stock, senior or subordinated debt securities, preferred stock, warrants or units. We refer to our common stock, debt securities, preferred stock, warrants and units collectively as the “securities.” The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our Class A common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. This prospectus describes some of the general terms that may apply to these securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “TERP.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 2 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and any related prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any related prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, to the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation by Reference of Certain Information” and “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any related prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the related prospectus supplement. This prospectus and any related prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained, or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

Unless the context provides otherwise, references herein to “Brookfield” and “Sponsor” refer to Brookfield Asset Management Inc., together with, where applicable, its consolidated subsidiaries (except TerraForm Power, Inc. and its consolidated subsidiaries) and “we,” “our,” “us,” “our company,” the “Company” and “TerraForm Power” refer to TerraForm Power, Inc., together with, where applicable, its consolidated subsidiaries. References to our “common stock” or our “preferred stock” refer to the common stock or preferred stock of TerraForm Power, Inc. and not any of its subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution, dividend growth, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although the Company believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are listed below and further disclosed under the section entitled “Risk Factors,” and in the documents incorporated by reference herein:

•	risks related to weather conditions at our wind and solar assets;
•	our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire;
•	government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy;
•	our ability to compete against traditional utilities and renewable energy companies;
•	pending and future litigation;
•	our ability to successfully close the acquisitions of, and integrate the projects that we expect to acquire from, third parties, including our ability to successfully integrate our recently acquired portfolio of distributed generation assets;
•	our ability to successfully achieve expected synergies and to successfully execute on the funding plan for the acquisition of our recently acquired portfolio, including our ability to successfully close any contemplated capital recycling initiatives;
•	our ability to realize the anticipated benefits from acquisitions;
•	our ability to implement and realize the benefit of our cost and performance enhancement initiatives, including the long-term service agreements with an affiliate of General Electric, and our ability to realize the anticipated benefits from such initiatives;
•	the willingness and ability of counterparties to fulfill their obligations under offtake agreements;
•	price fluctuations, termination provisions and buyout provisions in offtake agreements;
•	risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk;
•	risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties;
•	the regulated rate of return of renewable energy facilities in our Regulated Wind and Solar segment (as described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019), a reduction of which could have a material negative impact on our results of operations;

•	the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future;
•	operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness;
•	our ability to identify or consummate any future acquisitions, including those identified by Brookfield;
•	our ability to grow and make acquisitions with cash on hand, which may be limited by our cash dividend policy;
•	risks related to the effectiveness of our internal control over financial reporting; and
•	risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in in the documents incorporated by reference herein, as well as additional factors we may describe from time to time in our other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER

TerraForm Power acquires, owns and operates solar and wind assets in North America and Western Europe. As of September 30, 2019, we were the owner and operator of a 4,070 MW diversified portfolio of high-quality solar and wind assets underpinned by long-term contracts. Significant diversity across technologies and locations coupled with contracts across a large, diverse group of creditworthy counterparties significantly reduces the impact of resource variability on cash available for distribution and limits our exposure to any individual counterparty. We are sponsored by Brookfield, a leading global alternative asset manager with over $500 billion in assets under management. As of September 30, Brookfield held approximately 65% of TerraForm Power’s Class A common stock.

TerraForm Power’s objective is to deliver an attractive risk-adjusted return to its stockholders. We expect to generate this total return with a regular dividend, which we intend to grow at 5 to 8% per annum, that is backed by stable cash flows.

TerraForm Power, Inc. is a holding company and its primary asset is an equity interest in TerraForm Power, LLC (“Terra LLC”). TerraForm Power, Inc. is the managing member of Terra LLC and operates, controls and consolidates the business affairs of Terra LLC.

Our principal executive offices are located at 200 Liberty Street, 14th Floor, New York, New York 10281, and our telephone number is 646-992-2400. Our website address is www.terraformpower.com. Information contained on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, and the other reports we file with the SEC incorporated by reference herein and included or incorporated by reference in any applicable prospectus supplement. See “Where You Can Find More Information.”

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC, and included or incorporated by references in any applicable prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and our second amended and restated bylaws, forms of which have been or will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Authorized Capitalization

Our authorized capital stock consists of 1,200,000,000 shares of Class A common stock, par value $0.01 per share, of which 209,154,985 shares were issued and outstanding as of September 30, 2019 (excluding 508,033 shares held in treasury) and 100,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding as of September 30, 2019. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, where our stock is listed, require stockholder approval in some cases of issuances of stock that equal to or exceed 20% of either (i) the outstanding voting power or (ii) the outstanding number of shares of Class A common stock at the time of the issuance.

Class A Common Stock

Voting Rights

Each share of Class A common stock entitles its holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock are entitled to vote. Holders of our Class A common stock do not have cumulative voting rights. Except in respect of matters relating to the election of directors on our board of directors (the “Board”) and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock must be approved by a majority of the votes cast by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, each director shall be elected by the affirmative vote of the majority of votes cast; provided that if the number of director nominees at any election meeting exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast. See “—Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws—Stockholder Meetings and Elections and Removals of Directors.”

Dividend Rights

The holders of our outstanding shares of Class A common stock are entitled to receive dividends and distributions (whether payable in cash or otherwise), as may be declared from time to time by the Board out of legally available assets or funds. Dividends upon our Class A common stock may be declared by our Board at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board may modify or abolish any such reserve. Furthermore, because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Rights

Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “TERP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent’s address is 33 N. LaSalle St, Suite 1100, Chicago, IL 60602.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our Class A common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Class A common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

In addition to the disproportionate voting rights that our Sponsor has as a result of its ownership of our Class A common stock, some provisions of Delaware law contain, and our amended and restated certificate of incorporation and our amended and restated bylaws described below contain, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our Board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our Board to issue preferred stock with rights that are only specified at the time of issuance and could also include superior voting, special approval, dividend or other rights or preferences that benefit only the holders of the preferred stock. These rights could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Meetings and Elections and Removals of Directors

Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called by (i) the chairperson of the Board, (ii) the Lead Independent Director (as defined in our amended and restated bylaws), if any, (iii) the Board, pursuant to a duly adopted resolution or (iv) the secretary of the Company upon the written request, stating the purpose of such meeting, of the holders of a majority of the shares of Class A common stock then outstanding.

Elimination of Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation specifically provides that any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting, and that the power of stockholders to consent in writing without a meeting is denied.

Board Vacancies. Any vacancy occurring on our Board and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock and the director designation rights of our Sponsor.

Election of Directors. Our amended and restated certificate of incorporation provides that, except as provided in any duly authorized certificate of designation for any series of preferred stock, in an uncontested election, each director will be elected by the affirmative vote of the majority of the votes cast with respect to such director at any election meeting at which a quorum is present. However, in the case of an election meeting at which a quorum is present for which the number of director nominees exceeds the number of directors to be elected at such election, each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee). Each director will hold office until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. With respect to the stockholder election of the non-sponsor independent directors, for so long as the master services agreement remains in effect, members of the sponsor group are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than members of the sponsor group. Directors may serve consecutive terms.

Removal of Directors. Our amended and restated certificate of incorporation provides that, subject to the rights, if any, of the holders of any series of preferred stock to elect and remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), one or more or all directors may be removed from office with or without cause by the vote of the holders of shares of Class A common stock representing a majority of the issued and outstanding shares of Class A common stock at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose. With respect to the stockholder removal of the non-sponsor independent directors, for so long as the master services agreement remains in effect, our Sponsor and its controlled affiliates (other than us and our controlled affiliates) are required to vote (or abstain from voting) the shares of Class A common stock they beneficially own in the same proportion as all other shares of Class A common stock that are voted (or abstained from voting) by stockholders other than our Sponsor and its controlled affiliates.

Amendments

Amendments of Certificate of Incorporation. Pursuant to Section 242(b) of the DGCL, to amend our certificate of incorporation, subject to certain exceptions, the Board must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders. At the meeting, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to adopt such amendment. In addition, if the amendment adversely affects any class of shares, then the affirmative vote of a majority of the outstanding stock of each such class is also required to adopt the amendment.

Our amended and restated certificate of incorporation further provides that amendments of certain sections of the certificate of incorporation require an affirmative vote of two-thirds of the combined voting power of all of the then outstanding shares of capital stock eligible to be cast in the election of directors generally voting as a single class, including provisions relating to:

•	voting, dividend and liquidation rights of Class A common stock;
•	removal of directors;
•	indemnification of officers and directors and limitation of the personal liability of directors; and
•	amendments to the amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation further provides that approval of the conflicts committee is required to alter, amend or repeal provisions relating to:

•	the powers and composition of the Board;
•	amendments to the amended and restated bylaws and Board designation of committees;
•	filling vacancies in the Board;
•	competition and corporate opportunities; and
•	amendments to the amended and restated certificate of incorporation.

Bylaw Amendments. Our Board will have the power to make, amend, alter, change, add to or repeal our bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office. Any action to make, amend, alter, change, add to or repeal any provision in the bylaws (i) requiring the approval of the conflicts committee, (ii) setting forth the standards for “independence” that will be applicable to independent directors on the Board and the process for nomination to the Board, and election by our shareholders, of independent directors and (iii) setting out the manner in which the governance agreement is amended shall, in each case, also require the approval of the conflicts committee and, for so long as the governance agreement is in effect, our Sponsor. In addition, any action to make, amend, alter, change, add to or repeal any provision in the bylaws relating to the designation, appointment, removal, replacement, powers or duties of our officers shall, for so long as the governance agreement is in effect, require the approval of our Sponsor.

Notice Provisions Relating to Stockholder Proposals and Nominees

Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our Board at an annual meeting of stockholders, or (iii) nominate a candidate for election to our Board at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

To be timely, a stockholder’s notice must be received at our principal executive offices:

•	in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us; or
•	in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

With respect to special meetings of stockholders, our amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible or non-convertible. Our debt securities will be issued under an indenture to be entered into between us and one or more trustees selected by us.

We have summarized certain general terms and provisions of the indenture under which the debt securities may be issued. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the related prospectus supplement.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;
•	whether the securities will be senior or subordinated;
•	applicable subordination provisions, if any;
•	whether securities issued by us will be entitled to the benefits of any form of guarantee;
•	conversion or exchange into other securities;
•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;
•	percentage or percentages of principal amount at which such securities will be issued;
•	maturity date(s);
•	interest rate(s) or the method for determining the interest rate(s);
•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	redemption (including upon a “change of control”) or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such securities will be issued;
•	whether such securities will be issued in whole or in part in the form of one or more global securities;
•	identity of the depositary for global securities;
•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
•	conversion or exchange features;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;
•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	extent to which a secondary market for the securities is expected to develop;
•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and
•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and as otherwise described in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

DESCRIPTION OF WARRANTS

We may issue:

•	warrants for the purchase of debt securities, common stock, preferred stock or units of two or more of these types of securities; or
•	currency warrants, which are warrants or other rights relating to foreign currency exchange rates.

Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;
•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;
•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;
•	in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;
•	in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;
•	the period during which you may exercise the warrants;
•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;
•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and
•	any other material terms of the warrants.

Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or
•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities and warrants, or any combination of those securities. The prospectus supplement relating to the offering of such units will describe their terms, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;
•	the terms of any unit agreement governing the units;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	the provision for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell securities from time to time in one or more transactions separately or in combination. We may sell the securities of or within any series to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on behalf of us may also purchase securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase the securities.

•	If required, we will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.
•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.
•	Agents may be deemed to be underwriters under the Securities Act of 1933, of any of the securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of the securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.
•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.
•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell the securities.

We may use a dealer to sell the securities.

•	If we use a dealer, we will sell the securities to the dealer, as principal.
•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells the securities.
•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers and/or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.
•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.
•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority, Inc. (“FINRA”) member is not permitted to sell securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Unless otherwise specified in connection with a particular underwritten offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement that includes this prospectus).

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the related prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the related prospectus supplement. Such third parties may transfer their short positions to investors in the securities or in connection with a concurrent offering of other securities offered by this prospectus and the related prospectus supplement or otherwise.

We may sell shares of our common stock under a direct stock purchase and dividend reinvestment plan to be established after the date of this prospectus. The terms of any such plan will be set forth in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities that may be offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. If legal matters in connection with the offering made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TerraForm Power as of December 31, 2017, and for each of the years in the two-year period ended December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power, Inc. appearing in TerraForm Power, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of TerraForm Power Inc.’s internal control over financial reporting as of December 31, 2018, excluding the internal control over financial reporting of Saeta Yield S.A., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the consolidated financial statements is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. The report on the effectiveness of TerraForm Power Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Saeta Yield S.A. from the scope of such firm’s audit of internal control over financial reporting, which conclude, among other things, that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described in such reports, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Saeta Yield, S.A. (Sociedad Unipersonal) as of December 31, 2017 and 2016 and for the years then ended have been audited by Deloitte, S.L., independent auditors, whose report thereon is incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are incorporating by reference into this registration statement information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this registration statement the documents listed below, which we have filed with the SEC, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or any agents, dealers or underwriters sell all of the securities (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K, filed with the SEC on March 15, 2019;
•	our Quarterly Reports on Form 10-Q, filed with the SEC on May 10, 2019 and August 9, 2019;
•	our Current Reports on Form 8-K, filed with the SEC on June 12, 2018 (as amended by Form 8-K/A filed on August 22, 2018), June 26, 2019, July 22, 2019, August 9, 2019, October 2, 2019 and October 3, 2019;
•	the portions of our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders, filed on April 30, 2019, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K; and
•	the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 15, 2014, and any amendment or report filed for the purpose of updating such description.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement.

You should direct requests for documents to:

TerraForm Power, Inc.
200 Liberty Street, 14th Floor
New York, New York 10281
646-992-2400

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection at the website of the SEC referred to above, as well as on our website, www.terraform.com. The contents of our website are not incorporated into and are not part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

$250,000,000

TerraForm Power, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

RBC Capital Markets

                  , 2019